Exhibit 10.3

December 3, 2024

Hooker Furnishings Corporation

440 East Commonwealth Blvd.

Martinsville, Virginia 24112

Attn: Paul A. Huckfeldt

Dear Paul:

Reference is made to that certain Second Amended and Restated Loan Agreement dated as of September 29, 2017 (as amended from time to time, the “Loan Agreement”), between Bank of America, N.A. (the “Bank”) and Hooker Furnishings Corporation (formerly known as Hooker Furniture Corporation), a Virginia corporation, Bradington-Young, LLC, a Virginia limited liability company, Sam Moore Furniture LLC, a Virginia limited liability company, and Home Meridian Group, LLC, a Virginia limited liability company (each a “Borrower” and collectively the “Borrowers”), pursuant to which the Bank has made certain credit facilities available to the Borrowers. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

As we have discussed, an Event of Default has occurred under the Loan Agreement as a result of the Borrowers' failure to maintain a Basic Fixed Charge Coverage Ratio as required by Section 9.4(c) of the Loan Agreement as of October 27, 2024 (the “FCCR Covenant Default”) as well as the Borrower's failure to maintain a Funded Debt to EBITDA Ratio as required by Section 9.4(c) of the Loan Agreement as of October 27, 2024 (the “Funded Debt Covenant Default”).

The Bank hereby waives the FCCR Covenant Default and the Funded Debt Covenant Default.

Each Borrower acknowledges and agrees (by the execution of a counterpart of this waiver letter) that (a) the waiver set forth above (the “Waiver”) relates only to the FCCR Covenant Default and the Funded Debt Covenant Default, and the Bank has not waived any other Default or Event of Default that may be outstanding under the Loan Agreement or any of the other Loan Documents, (b) the Waiver does not imply or in any way obligate the Bank to consent to any transaction or to waive any other Default or Event of Default that may now exist or may hereafter arise, (c) the Waiver does not affect or impair any of the Bank's rights or remedies under the Loan Agreement or the other Loan Documents, or the right of the Bank to demand strict compliance by the Borrowers with all terms and conditions of the Loan Agreement and the other Loan Documents, except with respect to the FCCR Covenant Default and the Funded Debt Covenant Default, and (d) all existing terms and conditions of the Loan Agreement and the other Loan Documents are, and shall remain, in full force and effect, and the Bank expressly reserves all of its rights and remedies thereunder.

The Borrowers agrees to pay all out-of-pocket expenses incurred by the Bank in connection with the preparation of this waiver letter and the consummation of the transactions described herein, including, without limitation, the attorneys' fees and expenses of the Bank.

The effectiveness of this waiver letter is conditioned on the Borrowers signing and returning a copy of this waiver letter to me by electronic mail (colleen.landau@bofa.com), which each Borrower acknowledges and agrees will be treated the same as if this waiver letter were physically delivered to the Bank with original hand-written signatures of the Borrowers.

This waiver letter may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Colleen Landau

Name: Colleen Landau

Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

HOOKER FURNISHINGS CORPORATION,

BRADINGTON-YOUNG, LLC,

SAM MOORE FURNITURE LLC and

HOME MERIDIAN GROUP, LLC

By: /s/ Paul Huckfeldt

Name: Paul Huckfeldt

Title: Senior Vice President

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